EXHIBIT 8.1

August 6, 2010

U-Store-It Trust

460 East Swedesford Road, Suite 3000

Wayne, Pennsylvania 19087

Ladies and Gentlemen:

We have acted as counsel to U-Store-It Trust, a Maryland real estate investment trust (the “Company), in connection with the preparation of this opinion.

The opinions expressed herein are based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder (including proposed and temporary Treasury regulations) and interpretations of the foregoing as expressed in court decisions, legislative history and administrative determinations of the Internal Revenue Service (the “IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such a ruling), all as of the date hereof.  This opinion represents our best legal judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts.  There can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not reach a conclusion contrary to such opinions.  No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the opinions expressed herein.

In rendering the opinions expressed herein, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including: (1) Company’s Annual Report on Form 10-K for the year ending December 31, 2009 and Quarterly Report on Form 10-Q filed on August 6, 2010 (collectively, the “Company Reports”) with the Securities and Exchange Commission (the “Commission”); (2) the Articles of Amendment and Restatement of Declaration of Trust of Company, as amended or supplemented through the date hereof; and (3) the Second Amended and Restated Agreement of Limited Partnership of U-Store-It, L.P. (“Operating Partnership”) dated as of October 27, 2004, as amended or supplemented through the date hereof.

In rendering the opinions expressed herein, we have relied upon written representations as to factual matters of Company and Operating Partnership contained in an Officer’s Certificate Regarding Certain Tax Matters dated the date hereof regarding their consolidated assets, operations and activities (the “Officer’s Certificate”).  We have not made an independent investigation or audit of the facts set forth in the Officer’s Certificate or in any other document.  We consequently have relied upon the accuracy of the representations as to factual matters in the Officer’s Certificate.  After inquiry, we are not aware of any facts or circumstances contrary to, or inconsistent with, the representations that we have relied upon or the other assumptions set forth herein.  Our opinion is limited to the tax matters specifically covered herein, and we have not addressed, nor have we been asked to address, any other tax matters relevant to Company, the Operating Partnership or any other person.

We have assumed, with your consent, that, insofar as relevant to the opinions expressed herein:

(1)           Company has been and will be operated in the manner described in the Officer’s Certificate and the Company Reports (including in the documents incorporated therein by reference);

(2)           all of the obligations imposed by the documents that we reviewed have been and will continue to be performed or satisfied in accordance with their terms; and all of such documents have been properly executed, are valid originals or authentic copies of valid originals, and all signatures thereon are genuine;

(3)           all representations made in the Officer’s Certificate (and other factual information provided to us) are true, correct and complete and will continue to be true, correct and complete, and any representation or statement made in the Officer’s Certificate “to the best of knowledge,” “to the knowledge” or “to the actual knowledge” of any person(s) or party(ies) or similarly qualified is true, correct and complete as if made without such qualification; and

(4)           all documents that we have reviewed have been properly executed, are valid originals or authentic copies of valid originals, and all signatures thereon are genuine.

Based upon, subject to the foregoing and the discussion below, we are of the opinion that:

1.             Commencing with its taxable year ended December 31, 2004, Company has been organized and operated in a manner so as to qualify for taxation as a REIT under the Code, and Company’s proposed method of operation will enable it to continue to qualify for taxation as a REIT.

2.             The discussion of Material Federal Income Tax Considerations in Exhibit 99.1 to Form 10-Q filed with the Commission on August 6, 2010, to the extent it describes provisions of federal income tax law and regulations or legal conclusions with respect thereto, is correct in all material respects as of the date hereof.

We assume no obligation to advise you of any changes in our opinion subsequent to the date of this letter.  Company’s qualification for taxation as a REIT depends upon Company’s ability to meet, on a continuing basis, through actual annual operating and other results, the requirements of the Code, including the requirements with regard to the sources of its gross income, the composition of its assets, the level of its distributions to shareholders and the diversity of its share ownership.  We will not review Company’s compliance with these requirements on a continuing basis.  Accordingly, no assurance can be given that the actual results of Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

We hereby consent to the incorporation of this opinion by reference in the Company’s Registration Statements on Form S-8 (No. 333-167623, 333-143126, 333-143125, 333-143124, 333-134684 and 333-119987) and the Registration Statements on Form S-3 (No. 333-156463, 333-141709, and 333-141710).

Very truly yours,

/s/ Pepper Hamilton LLP

PEPPER HAMILTON LLP